Exhibit 99.1

PRESS RELEASE

                                                                            Contact:
                                    Amy Ford
Director, Investor Relations
      Cabot Microelectronics Corporation
                                 (630) 499-2600

BARBARA A. KLEIN ELECTED TO
CABOT MICROELECTRONICS’ BOARD OF DIRECTORS

AURORA, Illinois – April 2, 2008 - Cabot Microelectronics Corporation (Nasdaq:  CCMP), the leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, is pleased to announce today the election of Barbara A. Klein to the Company’s Board of Directors.

Ms. Klein, 53, is the Senior Vice President and Chief Financial Officer of CDW Computer Centers, Inc., a FORTUNE 500 company and a leading provider of technology products and services for business, government and education.  She joined CDW’s management team in 2002, after having served as the vice president of finance and chief financial officer of Dean Foods Company and, before that, as the vice president and corporate controller for Ameritech Corporation.  Ms. Klein also serves on the Board of Directors of Corn Products International, Inc.  She received a B.S. in accounting and finance from Marquette University, and an M.B.A. from Loyola University.

"We are delighted to welcome Barb Klein to our Board of Directors and look forward to the extensive financial and consumer electronics experience she brings to us,” said William P. Noglows, Cabot Microelectronics’ Chairman and Chief Executive Officer.  “Barb’s financial and leadership background that she has developed over the past 25 years in a variety of businesses complements well our existing Board, and we look forward to her guidance and advice in the years to come.”

Ms. Klein was elected today by the Board of Directors of the Corporation with a term continuing until the Corporation’s annual meeting of stockholders to be held in 2009.  She also was appointed a member of each the Audit Committee and the Nominating and Corporate Governance Committee of the Board.  The Corporation’s Board of Directors has determined that Ms. Klein is an independent director as defined by relevant regulations.  The current size of the Corporation’s Board of Directors is eight.

Dr. Albert Y.C. Yu, who has been a director of the Corporation since 2005, resigned as of today, due to personal reasons given his intention to restrict his travels, as previously announced.   “We thank Albert Yu for his dedicated and valued service to Cabot Microelectronics, and wish him all the best in the future,” stated Mr. Noglows.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP slurries used in semiconductor and data storage manufacturing. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  Since becoming an independent public company in 2000, the company has grown to approximately 780 employees on a global basis.  The company's vision is to become the world leader in shaping, enabling and enhancing the performance of surfaces, so the company is leveraging its expertise in CMP slurry formulation, materials and polishing techniques developed for the semiconductor industry and applying it to demanding surface modification applications in other industries where shaping, enabling and enhancing the performance of surfaces is critical to success. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 499-2600.